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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------

Contact:  Steve Goldman
          Vice President and General Counsel
          248/945-3431


            MIDCOM AND WINSTAR ENTER INTO ASSET PURCHASE AGREEMENT

SOUTHFIELD, MI (December 17,1997)--MIDCOM Communications Inc. (NASDAQ: MCCIQ) announced today that it has entered into an asset purchase agreement with WinStar Communications, Inc. Under the terms of the agreement, WinStar will purchase substantially all of MIDCOM's assets and those of its subsidiaries, PacNet, Inc. and Cel-Tech International Corporation, in exchange for $92.0 million.

     "I am pleased with the WinStar agreement and believe it represents a fair price for the benefit of MIDCOM's creditors," said William H. Oberlin, MIDCOM's president and chief executive officer.

     Not included in the agreement are the company's conference calling business and AdVal Inc., a MIDCOM subsidiary, which offers facsimile broadcast services. The company continues to review strategic options with respect to these assets.

     Under the agreement, WinStar will provide employment for substantially all of MIDCOM's employees and will maintain MIDCOM's key distribution channels. "MIDCOM's focus on providing long distance and other telecommunication services to small and medium-sized businesses meshes well with WinStar's national local communications strategy," said Oberlin.

     Under bankruptcy code procedures certain provisions of the agreement, including an auction procedure, will be submitted to the bankruptcy court for approval as quickly as possible. Then, if accepted by the court, other interested purchasers will have the opportunity to top WinStar's offering price on similar terms and conditions to those set forth in the agreement between MIDCOM and WinStar.

Forward-looking Statements
--------------------------

     Statements in this news release concerning the ultimate sale of assets of the company are forward-looking statements. Actual developments could differ materially from those expressed or implied by such forward-looking statements as a result of known or unknown risks, uncertainties and other factors including those identified in the company's annual report on Form 10-K and those described from time to time in the company's other filings with the Securities and Exchange Commission, press releases and other communications.

     Founded in 1989, MIDCOM provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices throughout the nation and currently invoices approximately 100,000 customers monthly. MIDCOM and it subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code on November 7, 1997.